Exhibit 10.10

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

[One Upland, Norwood, Massachusetts]

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1.    Certain Basic Terms.

(a) Buyer and Notice Address:

CC One Upland, LLC

Attn: Gregg Christensen

c/o Cottonwood Communities

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Telephone: 801-278-0700

E-mail: gchristensen@cottonwoodres.com

(b) Seller and Notice Address:

KRE JAG ONE UPLAND VENTURE LLC,

a Delaware limited liability company

Attn: Paul Wasserman

600 Travis Street, Suite 7200

Houston, Texas 77002

Telephone: (713) 332-8322

E-mail: paul.wasserman@kkr.com

With a copy to

c/o Jefferson Apartment Group

1420 Spring Hill Rd., Suite 420

McLean, VA 22102

Attention: James Duncan

Telephone: (703) 563.5200

E-mail: jduncan@jagllc.com

(c) Title Company:

Old Republic National Title Insurance

521 Fifth Avenue, 23rd Floor

New York, NY 10175

Attention: Michael Atkins

Telephone: (646) 546.3138

E-mail: MAtkins@OldRepublicTitle.com

With a copy to:

Brownstein Hyatt Farber Schreck, LLP

Attn: Amy Diaz

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4438

Telephone: 303-223-1234

E-mail: adiaz@bhfs.com

With a copy to:

Gibson Dunn & Crutcher LLP

Attn: Farshad Morè

333 S. Grand Avenue, 49th Floor

Los Angeles, California 90071

Telephone: (213) 229-7947

E-mail: fmore@gibsondunn.com

(e)	Date of this Agreement:	January 3, 2020

(f)	Purchase Price:	$104,000,000.00.

(g)	Initial Earnest Money:	$2,000,000, plus interest thereon.

(h)	Additional Earnest Money:	$1,000,000, plus interest thereon.

(i)	Extension Deposit:	$1,000,000, plus interest thereof (and, together with Initial Earnest Money and the Additional Earnest Money, the “Earnest Money”).

(j)	Due Diligence Period:	The period ending at 5:00 p.m. Pacific Time on January 24, 2020.

(k)	Closing Date:	As agreed between Seller and Buyer, but no later than February 14, 2020, subject to an extension to February 28, 2020 upon (i) written notice and (ii) payment of the Extension Deposit from Buyer to Seller delivered no later than February 12, 2020.

(l)	Broker:	Walker & Dunlop.

1.2.    Property. Seller is the sole member of KRE JAG One Upland Owner LLC, a Delaware limited liability company (“Property Owner”), and the Property Owner is the owner of the Property (as hereinafter defined). Subject to the terms of this Membership Interest Purchase and Sale Agreement (this “Agreement”), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the limited liability company interests in Property Owner, together with all rights, duties and obligations appurtenant thereto, whether with respect to voting, control, capital accounts, rights to distributions from or in respect of Property Owner or in any way derived from the Property (as hereinafter defined) or ownership or operation thereof or otherwise (collectively, the “Interests”). As used herein, the “Property” shall mean:

(a)    The real property described in Exhibit A, together with the buildings and improvements thereon, inclusive of all right, title and interest, if any, of Property Owner in and to any (i) electrical distribution systems, HVAC systems, walkways, driveways, parking lots, plumbing, lighting, and mechanical equipment and fixtures installed thereon (the “Improvements”), (ii) all appurtenances of the above-described real property, including, without limitation, all development, density, air, and water rights attributable to or arising from the Improvements, (iii) all easements or rights-of-way relating thereto, and (iv) the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property.

(b)    All of Property Owner’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on such property, inclusive of all supplies thereon used in connection with the operation of the Property but excluding any items of personal property owned by tenant or any property manager.

(c)    All of Property Owner’s interest, as landlord, in the “Leases,” being all leases of the Improvements, and all amendments and modifications thereto, and including all leases which may be made by Property Owner after the Date of this Agreement and before Closing as permitted by this Agreement, together with all prepaid rent and unapplied security deposits, and all guaranties entered into in connection with such Leases, if any.

(d)    All of Property Owner’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (i) licenses, and permits relating to the operation of the Property, (ii) the right to use the name of the Property in connection with the Property (provided, however, that Buyer shall only use the name “Jefferson” in connection with the property for a period of ninety (90) days following Closing), and any domain names, URLs and the content of any associated websites used solely in connection with the Property, but specifically excluding, in each case, the right to use any trademarks, logos, trade colors, service marks and trade names of Seller, and (ii) if still in effect, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property. The provisions of this Paragraph 1.2(d)(ii) shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

1.3.    Earnest Money. The Initial Earnest Money, in immediately available federal funds, evidencing Buyer’s good faith to perform Buyer’s obligations under this Agreement, shall be deposited by Buyer with the Title Company not later than 2 business days after the Date of this Agreement. In the event that Buyer fails to timely deposit the Initial Earnest Money with the Title Company, this Agreement shall be of no force and effect. Additionally, in the event Buyer does not elect (or is deemed to not have elected) to terminate this Agreement in accordance with Paragraph 2.5 hereof, then, no later than one (1) business day following the expiration of the Due Diligence Period, Buyer shall deposit the Additional Earnest Money Deposit with the Title Company. Buyer’s failure to timely deposit the Additional Earnest Money Deposit shall constitute a default by Buyer hereunder. The Earnest Money shall be applied to the Purchase Price at Closing. The Earnest Money shall be held and disbursed by the Title Company pursuant to Article 9 of this Agreement. Notwithstanding anything contained herein to the contrary, $100 of the Earnest Money is deemed to be independent contract consideration for Buyer’s exclusive right to inspect the Property and purchase the Interests under this Agreement and for Seller’s execution, delivery, and performance of this Agreement, which amount is fully-earned by Seller and non-refundable to Buyer in all events.

1.4.    Tax Treatment. The parties agree that the purchase and sale of the Interests pursuant to this Agreement shall be treated, for all U.S. federal and applicable state and local income tax purposes, as a purchase and sale of the Property (subject to the liabilities of the Property Owner).

ARTICLE 2: INSPECTIONS

2.1.    Property Information. Seller shall or shall cause Property Owner to make available to Buyer within five (5) business days after the Date of this Agreement, to the extent in Seller’s or Property Owner’s possession or control, copies of, or access to with the right to copy, the following (the “Property Information”):

(a)    the standard form of apartment lease used by Property Owner for the Property and the right to inspect and copy the existing Leases in the possession of the property manager for the Property;

(b)    a current rent roll of the Property, indicating rents collected, scheduled rents and concessions, delinquencies, and security deposits, pet and other deposits held (the “Rent Roll”);

(c)    operating statements for the two previous fiscal years, if available, and year to date (the “Operating Statements”);

(d)    a list of Personal Property, if any, and a list and copies of any service or maintenance agreements, if any, relating to the Property (the “Service Contracts”);

(e)    the current Property Owner’s Title Policy;

(f)    any existing land title survey of the Property;

(g)    any existing “as built” plans for the Improvements; and

(h)    those items listed on Exhibit B attached hereto, in each case, to the extent in Seller’s possession and control and which are not proprietary, confidential or privileged.

Except as otherwise expressly provided herein or in Paragraph 7.1(m), Seller makes no representations or warranties as to the accuracy or completeness of the Property Information.

2.2.    Confidentiality. The Property Information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Interests, Property Owner, or the Property by, Buyer, its affiliates, lenders, directors, members, employees, attorneys, accountants, and other professionals or agents, or any investors and potential investors in privately placed debt and equity offerings of securities of Buyer or any affiliate of Buyer under Section 4(a)(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder, relating to the Property, the Interests or the Property owner, will be treated by Buyer, its lenders, directors, members, employees, attorneys, accountants, and other professionals or agents, or any such investors and potential investors, as confidential, and will not be disclosed to anyone other than on a need-to-know basis and to Buyer’s consultants who agree to maintain the confidentiality of such information, and will be returned to Seller by Buyer if the Closing does not occur. The confidentiality provisions of this Paragraph 2.2 shall not apply to any disclosures made by Buyer as required by law, by court order, or in connection with any subpoena served upon Buyer; provided Buyer shall provide Seller with written notice before making any such disclosure.

2.3.    Inspections in General. During the Due Diligence Period, and provided this Agreement is not sooner terminated, through and including the Closing Date (provided, however, that Buyer shall have no right to terminate this Agreement pursuant to Paragraph 2.5 below as a result of due diligence inspections following the expiration of the Due Diligence Period), Buyer, its agents, and employees shall have the right to enter upon the Property for the purpose of making non-invasive inspections, which shall be deemed to include a Phase I environmental inspection and, subject to Seller’s prior written approval which shall not be unreasonably withheld, Buyer’s inspection of the EIFS building cladding system, in each case, at Buyer’s sole risk, cost and expense. Before any such entry, Buyer shall provide Seller with a certificate of insurance naming Seller and Property Owner as additional insureds and with an insurer and insurance limits and coverage reasonably satisfactory to Seller. All of such entries upon the Property shall be at reasonable times during normal business hours and after at least 24 hours prior written notice to Seller or Seller’s agent, and Seller or Seller’s agent shall have the right to accompany Buyer during any activities performed by Buyer on the Property; provided, however, that Buyer shall be entitled to perform such scheduled activities irrespective of whether Seller or Seller’s agent is unable to attend a previously scheduled activity for which the requisite notice to Seller was given in accordance with this Section 2.3. Buyer shall not contact any tenant of the Property, any employee of Seller or Property Owner, any governmental agency or instrumentality (other than customary inquiries to complete a Phase I environmental investigation and to confirm the zoning status and conformance of the Property with applicable laws) , or any other third person regarding the Interests, Property Owner or the Property without the prior written consent of Seller. Upon reasonable prior written notice and request from Buyer, Seller shall notify tenants of the Property and permit Buyer to view occupied units, subject to the rights of tenants under their leases and except to the extent specifically prohibited in such tenants’ leases. At Seller’s request, Buyer shall provide Seller, without representation or warranty, with a copy of the results of any third-party tests and inspections obtained by Buyer, excluding only market and economic feasibility studies. If any inspection or test physically damages the Property, Buyer will restore such physical damage caused to the Property to substantially the same condition as existed before such inspection or test. Buyer shall defend, indemnify and hold Property Owner, Seller, Seller’s partners, members, managers, directors, officers, tenants, agents, contractors and employees and the Property (collectively, “Indemnified Parties”) harmless from and against any and all losses, costs, actual damages (and not consequential, special, exemplary or punitive damages), claims, or liabilities, including but not limited to, mechanic’s and materialmen’s liens and Seller’s reasonable attorneys’ fees (collectively, “Claims”), to the extent such Claim (1) is suffered by, or asserted by any third party against an Indemnified Party and (2) arises out of or is in connection with Buyer’s inspection of the Property as allowed herein; provided, however, this indemnity shall not apply to any Claims to the extent arising out of the gross negligence or intentional misconduct of any Indemnified Parties or any pre-existing adverse condition or defect affecting the Property not caused by but merely revealed, and not exacerbated, by Buyer’s investigations. The provisions of this paragraph shall survive the Closing or the earlier termination of this Agreement.

2.4.    Environmental Inspections and Release. The inspections under Paragraph 2.3 may include a non-invasive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other invasive inspection or sampling of soils, water, air or other materials, including without limitation construction materials, for analytical testing, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller’s review and approval. At Seller’s request, Buyer shall deliver to Seller, without representation or warranty, copies of any Phase II or other environmental report to which Seller consents as provided above. BUYER, FOR ITSELF AND ANY ENTITY AFFILIATED WITH BUYER, WAIVES AND RELEASES SELLER AND SELLER’S AFFILIATES (HEREAFTER DEFINED) FROM AND AGAINST ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT, AND THE TOXIC SUBSTANCE CONTROL ACT, ALL AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION. The provisions of this Paragraph 2.4 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents. “Seller’s Affiliates” means (a) any entity that directly or indirectly controls, is controlled by or is under common control with Seller, or (b) any entity at least a majority of whose economic interest is owned by Seller; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations. Notwithstanding the foregoing, the waivers and releases set forth in this Paragraph 2.4 shall not apply to (i) any breach of the representations and warranties of Seller contained in Paragraph 7.1(f), or (ii) any fraud perpetrated by Seller in connection with the transactions contemplated by this Agreement.

2.5.    Termination During Due Diligence Period. If Buyer determines, in its sole and absolute discretion, before the expiration of the Due Diligence Period that the Interests and/or the Property is unacceptable for Buyer’s purposes, Buyer shall have the right to terminate this Agreement by giving to Seller written notice of termination before the expiration of the Due Diligence Period and the Earnest Money shall be immediately refunded to Buyer. In addition, upon such a termination, Buyer shall promptly return the Property Information to Seller, or certify to Seller that the Property Information has been destroyed. If Buyer does not give written notice of termination before the expiration of the Due Diligence Period, this Agreement shall continue in full force and effect, the Earnest Money shall become non-refundable to Buyer except as otherwise expressly provided herein, and Buyer shall have no further right to terminate this Agreement pursuant to this Paragraph 2.5.

2.6.    Buyer’s Reliance on its Investigations. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN PARAGRAPHS 6.6 AND 7.1 AND ANY WARRANTIES (THE “SELLER’S WARRANTIES”) IN ANY DOCUMENT DELIVERED BY SELLER AT CLOSING PURSUANT TO THIS AGREEMENT (COLLECTIVELY, THE “CLOSING DOCUMENTS”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE INTERESTS AND THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT. IN ENTERING INTO THIS AGREEMENT, BUYER IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY OTHER THAN SELLER’S WARRANTIES. BUYER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC, USE, COMPLIANCE, AND LEGAL CONDITION OF THE INTERESTS AND THE PROPERTY AND THAT, OTHER THAN THE SELLER’S WARRANTIES, BUYER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY. NOTWITHSTANDING THE FOREGOING, THE FOREGOING RELEASE SHALL NOT APPLY TO (I) ANY FRAUD BY SELLER, OR (II) THIRD PARTY PERSONAL INJURY CLAIMS (E.G., SLIP AND FALL CASES) AGAINST BUYER CAUSED BY AN ACT OR OMISSION OF SELLER OCCURRING PRIOR TO THE CLOSING. The provisions of this Paragraph 2.6 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1.    Delivery of Title Commitment and Survey. Seller shall cause to be delivered to Buyer (i) within three (3) days of the Date of this Agreement, a title commitment issued by the Title Company (the “Title Commitment”), covering the Property, together with copies of all documents referenced in the Title Commitment, and (ii) within 10 days of the Date of this Agreement, or as soon as available thereafter, an updated survey (the “Survey”).

3.2.    Title Review and Cure.

(a)    On or before the date that is seven (7) days after the delivery to Buyer of the Title Commitment and Survey (the “Objection Deadline”), Buyer shall give written notice (the “Objection Notice”) to Seller of any matter set forth in the Title Commitment and Survey to which Buyer objects (the “Objections”). If Buyer fails to tender an Objection Notice on or before the Objection Deadline, Buyer shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Commitment and the Survey. On or before three (3) business days after receipt of the Objections (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Buyer notice (the “Response Notice”) of those Objections that Seller is willing to cure or cause Property Owner to cure, if any. Seller shall have no obligation to cure or caused to be cured Objections except the Must-Cure Items (as hereinafter defined). If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice. If Buyer is dissatisfied with the Response Notice or the lack of Response Notice, Buyer may, as its exclusive remedy, exercise its right to terminate this Agreement within three (3) business days following the Response Deadline. If Buyer provides such notice within such 3-business day period, this Agreement shall terminate and be of no further force and effect, and the Title Company shall return the Earnest Money to Buyer. If Buyer fails to timely exercise such right, Buyer shall be deemed to accept the Title Commitment and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections (and such Objections shall thereafter be deemed Permitted Exceptions) and without any reduction or abatement of the Purchase Price. Notwithstanding the foregoing, Seller shall be required to cure the Must-Cure Items and Buyer shall have such rights and remedies as provided in the case of a default by Seller hereunder with respect to any failure by Seller to cure a Must-Cure Item. In furtherance of the foregoing and notwithstanding anything to the contrary contained herein, at or prior to the Closing, Seller shall be obligated to remove, or cause Property Owner to remove, as the case may be, from title by payment of cash (or in the case of mechanic’s liens, posting of sufficient bonds): (a) all mortgages or deeds of trust securing indebtedness for money borrowed and which encumbers the Property, (b) all mechanic’s liens affecting the Property as a result of any act or omission, or at the express direction, of Seller or Property Owner (as distinguished from those arising, for instance, as a result of any act or omission of any tenant) which may be fully liquidated and discharged by payment of a fixed and ascertainable sum not to exceed $250,000, (c) all judgment liens first arising after the Date of this Agreement which may be fully liquidated and discharged by payment of a fixed and ascertainable sum not to exceed $250,000, and (d) any exceptions or encumbrances to title that are intentionally and knowingly created by Seller or Property Owner after the Date of this Agreement but prior to Closing without Buyer’s consent (collectively, the “Must-Cure Items”).

(b)    The term “Permitted Exceptions” shall mean: the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment prior to Closing and that Seller is not required to remove as provided above; items shown on the Title Commitment and/or the Survey which have not been objected to under paragraph (a) above; the lien of real estate taxes not yet due and payable; and tenants in possession as tenants only under the Leases entered into as of the date hereof and hereinafter in accordance with this Agreement, with no options or rights to purchase all or any portion of the Property (including, without limitation, any rights of first opportunity, offer or refusal).

(c)    With respect to any material and adverse title exceptions or survey matters first arising after the effective date of the Title Commitment or the issuance of the Survey, as applicable, and prior to Closing (other than any of the Permitted Exceptions, to which Buyer shall have no right to object) (“New Title Exception”), Buyer shall have until the earlier of: (i) three (3) business days after Buyer’s knowledge of the New Title Objection (provided that Buyer shall request a date-down to the Title Commitment to be delivered to Buyer by the Title Company no later than five (5) business days prior to the expiration of the Diligence Period and Buyer shall be deemed to have knowledge of any New Title Exceptions contained therein); or (ii) the Closing Date to notify Seller in writing of Buyer’s objection thereto. If Buyer shall timely object to the New Title Exception, Seller shall have the right, but not the obligation, to cure such objection(s) in its sole and absolute discretion, subject to the provisions above in the case of Must-Cure Items. Within five (5) business days after receipt of Buyer’s notice of objection(s), with the Closing Date automatically extended, if necessary, to allow for such response period, Seller shall notify Buyer in writing whether Seller elects to attempt to cure such objection(s). Failure of Seller to give such notice within such five (5)-business day period shall be deemed an election by Seller not to cure such objection(s). If Seller elects or is deemed to have elected not to cure any objection(s) specified in Buyer’s notice, Buyer shall have the following options, to be given by written notice to Seller within two (2) business days after Seller’s election (or deemed election) not to cure such objection(s): (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including such New Title Exception (which such matter(s) shall thereafter be deemed to be a Permitted Encumbrances), without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller and Escrow Agent, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except for any obligation that expressly survives such termination of this Agreement.

3.3.    Delivery of Title Policy at Closing. As a condition to Buyer’s obligation to close, the Title Company shall deliver to Property Owner at Closing either (at Buyer’s election in its sole discretion; provided that in no event shall Seller have or incur any additional cost, expense, liability or obligation to any party (including the Title Company) if Buyer elects the endorsement described in the immediately succeeding clause (i)), (i) an endorsement to Property Owner’s current Owner’s Title Policy, or (ii) a new Owner’s Policy of Title Insurance, in each case, issued as of the date and time of the effectiveness of the Assignment, in such amount as may be required by Buyer, insuring Property Owner as owner of good and indefeasible fee simple title to the Property, and subject only to the Permitted Exceptions (provided that if Buyer fails to provide Title Company with a Municipal Lien Certificate from the Town of Norwood in order to remove certain standard title policy exceptions, Buyer shall accept the Owner’s Policy of Title Insurance subject to such exception(s)) (such endorsement to Property Owner’s current Owner’s Title Policy or such new Owner’s Policy of Title Insurance, as applicable, being herein referred to as the “Title Policy”). Seller shall cause Property Owner execute at Closing an affidavit in such form reasonably acceptable to Seller as the Title Company shall require for the issuance of the Title Policy. The Title Policy may be delivered after Closing if that is customary in the locality, provided that Seller shall instruct the Title Company to do so as promptly as possible following the Closing. In addition, Buyer may request that (a) the Title Company issue, at Buyer’s sole cost and expense, a non-imputation endorsement (the “Non-Imputation Endorsement”) against the knowledge of Seller; and (b) Seller execute a non-imputation affidavit substantially in the form attached hereto as Exhibit E (the “Non-Imputation Affidavit”); it being agreed that each of the issuance of a Non-Imputation Endorsement and Seller’s execution of the Non-Imputation Affidavit shall be a condition precedent to Buyer’s obligation to consummate the Closing.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1.    Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property Owner and the Property, including leasing of the Property, substantially in the same manner as it did before the Date of this Agreement and maintaining in full force and effect all insurance policies (or like policies) now in effect with respect to the Property. Seller shall not remove or permit to be removed from the Property any Personal Property, except as may be necessary for repairs or discarding worn out or useless items, provided that discarded items shall be replaced with new items of substantially equal quality and quantity and shall be free and clear of any lien or encumbrance.

4.2.    Performance under Leases and Service Contracts. During the pendency of this Agreement, Seller shall cause Property Owner to perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Property. After the Date of this Agreement, Seller shall give prompt and reasonably detailed written notice to Buyer in the event it applies any tenant’s security deposit to the discharge of such tenant’s obligations.

4.3.    New Contracts. During the pendency of this Agreement, Seller will not and will not permit Property Owner enter into any contract that will be an obligation affecting the Interests, the Property Owner or the Property subsequent to the Closing, except (a) Leases and (b) contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice and without penalty or cancellation fee, without the prior consent of Buyer, which shall not be unreasonably withheld or delayed.

4.4.    Termination of Service Contracts. During the Due Diligence Period, Buyer shall notify Seller which Service Contracts Buyer wishes to have Property Owner retain from and after Closing. Notwithstanding the foregoing, Property Owner shall retain Service Contracts that are not terminable on 30 days or less notice or that require the payment of a termination charge (unless Buyer agrees to pay such termination charge). Buyer shall pay any transfer or assignment charges due as a result of Buyer’s acquisition of the Interest hereunder, if any, under Service Contracts. Notice of termination for all Service Contracts not to be retained by Property Owner shall be given or caused to be given by Seller not later than the Closing Date and any charges due thereunder after the Closing Date and through the date of actual termination shall be included as a prorated expense. Notwithstanding the foregoing, Seller shall terminate any property management or leasing agreement affecting the Property, and Seller shall be solely responsible for paying, on or before the Closing Date, any fee, premium or penalty payable to any property or leasing agent in connection with such termination.

4.5.    Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property or any portion thereof shall be materially damaged, or if the Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Buyer may terminate this Agreement by written notice to Seller given within five (5) days after Buyer receives written notice from Seller of the damage or taking, in which event the Earnest Money shall be promptly returned to Buyer. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said five (5)-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated hereby, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller (if any) in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any interest of Seller (if any) in any insurance proceeds that may thereafter be made for such damage or destruction giving Buyer a credit at Closing for any deductible under such policies, it being acknowledged and agreed that such separate assignments will not be required if Property Owner (as distinguished from Seller) shall have rights to such awards or proceeds. Any insurance proceeds received by Seller after the Closing and assigned to Buyer hereunder shall be promptly paid to Buyer upon receipt and until so paid, shall be held in trust by Seller for the benefit of Buyer. For the purposes of this paragraph, the phrases “material damage” and “materially damaged” means damage reasonably estimated by Seller in good faith (such estimate, the “Seller Assessment”) to have a cost exceeding three percent (3%) of the Purchase Price. If Buyer disagrees with the Seller Assessment and the parties are unable to agree on the cost of repair or restoration within five (5) business days after delivery of notice containing the Seller Assessment, the Closing Date shall automatically be extended until the earlier of (i) thirty (30) days after such damage or condemnation, and (ii) such time as the parties are able to agree on the cost of repair or restoration as follows:

(i)

the matter will be submitted to an engineer designated by Seller and an engineer designated by Buyer, each licensed to practice in the Commonwealth of Massachusetts, and the engineers shall resolve the dispute.

(ii)	If the engineers fail to resolve the dispute, such engineers shall designate a third engineer, who shall determine such resolution, which determination shall be binding on Seller and Buyer.

(iii)

Each party hereto shall bear the costs and expenses of its own engineer. The cost of a third engineer, if any is appointed by the parties’ respective engineers, shall be borne one half (1/2) by the Sellers and one half (1/2) by the Buyer.

4.6.    Actions. Unless otherwise agreed to in writing by Buyer, Seller shall not knowingly and intentionally take any action or direct, require or advise any other person or entity to take any action that result in a breach of any of Seller’s representation or warranty provided under this Agreement or result in a default by Seller of its obligations under this Agreement. Seller shall not knowingly create or expressly permit to be created any encumbrances on the Property, other than those which may be fully satisfied from the proceeds of sale at the Closing.

ARTICLE 5: CLOSING

5.1.    Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall occur on the Closing Date at the offices of the Title Company.

5.2.    Conditions to the Parties’ Obligations to Close. The obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereby is contingent upon the following:

(a)    The other party’s representations and warranties expressly set forth in this Agreement shall be true and correct in all material respects as of the Date of this Agreement and the Closing Date, except for those Seller’s Warranties (other than the Fundamental Representations) which may no longer be true and correct in all material respects as a result of a change in facts or circumstances which do not arise from Seller’s breach of default hereunder;

(b)    As of the Closing Date, the other party shall have performed its obligations expressly set forth in this Agreement and all deliveries to be made at Closing as expressly set forth in this Agreement have been tendered;

(c)    There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement;

(d)    There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and

(e)    All Must Cure-Items shall be satisfied as provided in this Agreement, regardless of whether such issues were raised in Buyer’s objections hereunder.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, in which event, unless the failure of such condition shall also constitute a breach of Buyer’s obligations hereunder (in which case the provisions of Paragraph 8.1 shall control) the Earnest Money shall be returned to Buyer, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for nonsatisfaction of such condition or for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing.

5.3.    Seller’s Deliveries in Escrow. At least one (1) business day prior to the Closing Date, Seller shall deliver in escrow to the Title Company the following:

(a)    Assignment. An Assignment and Assumption of Interests in the form of Exhibit C attached hereto (the “Assignment”), executed by Seller, conveying the Interests free and clear of any lien or encumbrance.

(b)    Authority Documentation. Documentation to establish to Buyer’s reasonable satisfaction the due authority of Seller’s assignment of the Interests (including, but not limited to, the organizational documents of Seller, as amended from time to time, resolutions of Seller and incumbency certificates of Seller).

(c)    Property Owner Organizational Documents. Certified copies of the certificate of formation and operating agreement for Property Owner showing Seller as the sole and managing member thereof, together with good standing certificates for Property Owner from the States of Delaware and Massachusetts and resignations of any officers and managers for Property Owner, if any.

(d)    FIRPTA Affidavit. A certification from Seller and Property Owner that they are not a “foreign person” pursuant to Code Section 1445.

(e)    Intentionally Blank.

(f)    Additional Documents. Any additional documents that Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement.

(g)    Keys and Codes. Keys, combinations, and security codes for all locks and security devices on the Property, to the extent available.

(h)    Termination Notices. If not already provided prior to the Closing Date, Seller shall deliver evidence of termination for all Service Contracts not to be retained by Property Owner, if any, as determined by Buyer pursuant to the provisions of Section 4.4 of the Agreement (including termination of any property management or leasing agreements affecting the Property).

(i)    Tenant Notification Letter. A tenant notification letter, in a form reasonably provided by Buyer and duly executed by Seller, on behalf of Property Owner, notifying each tenant under a Lease that the Interests have been conveyed to Buyer and directing each Tenant to make all payments of rent and to send any notices or other correspondence regarding their respective leases to the persons and addresses to be determined by Buyer and specified in each such letter.

5.4.    Buyer’s Deliveries in Escrow. At least one business day prior to the Closing Date, Buyer shall deliver in escrow to the Title Company the following:

(a)    Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Title Company in immediate, same-day federal funds wired for credit into the Title Company’s escrow account at a bank satisfactory to Seller.

(b)    Assignment. The Assignment, executed by Buyer.

(c)    Additional Documents. Any additional documents that the Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement (including, without limitation, a Municipal Lien Certificate from the Town of Norwood regarding the status of property taxes).

5.5.    Closing Statements. At the Closing, Seller and Buyer shall deposit with the Title Company executed closing statements consistent with this Agreement in the form required by the Title Company.

5.6.    Title Policy. The Title Policy shall be delivered at Closing as provided in Paragraph 3.3.

5.7.    Costs. Each party shall pay its portion of the following costs as indicated below:

(a)	Survey – Buyer

(b)	Title Policy:

(i)	Basic premium – Buyer

(ii)	Deletion of standard exceptions – Seller

(iii)

Endorsements – Seller (any endorsements that Seller obtains to cure a title matter which Seller is obligated to cure pursuant to the terms of this Agreement to the extent such endorsement results in an additional premium payable to the Title Company); Buyer (any endorsements that Buyer elects to obtain)

(c)	Recording charges

(i)	Instruments to remove encumbrances that Seller is obligated to remove – Seller

(d)	Appraisals, engineering studies, termite inspections, environmental inspections and other inspections and tests desired by Buyer – Buyer

(e)	Any and all financing costs of Buyer or Buyer’s lender, including mortgage recording taxes – Buyer

(f)	Transfer taxes, if any - Seller

(g)

Other – The Title Company’s escrow fee shall be evenly divided between the parties. Each party shall pay its own attorneys’ fees. Buyer shall pay any escrow cancellation fee or other fees due upon a termination of this Agreement. All other costs shall be borne according to local custom.

5.8.    Close of Escrow. The Title Company shall agree in writing with Seller and Buyer that (1) delivery of the Assignment to Buyer constitutes its representation that it is holding the closing documents, closing funds and closing statement and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements and (2) release of funds to Seller shall irrevocably commit it to issue the Title Policy in accordance with this Agreement. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Title Company to immediately deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer and in accordance with escrow instructions by each party consistent with this Agreement. Buyer acknowledges and agrees that, in connection with the Closing, Seller shall be entitled to direct the Title Company to use a portion of the Purchase Price to pay Property Owner’s existing loan secured by the Property a moment in time prior the Closing hereunder, provided that the Title Company shall have received from Seller irrevocable instructions to effectuate the Closing hereunder immediately following such pay-off.

ARTICLE 6: PRORATIONS

6.1.    Prorations. The day of Closing shall belong to Buyer (as the new sole member of Property Owner) and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited or charged to Buyer and the portion thereof applicable to periods ending as of 11:59 P.M. on the day preceding Closing shall be credited or charged to Seller.

(a)    Taxes and Assessments. General real estate taxes and any other taxes or assessments imposed by governmental authority and any assessments imposed by private covenant constituting a lien or charge on the Property or the Property Owner for the then current calendar year or other current tax period (collectively, “Taxes”) not yet due and payable shall be prorated. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Buyer and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable combination of assessed values and tax rates. Seller shall be responsible for any Taxes relating to taxable periods, or portions thereof, ending on or before the Closing Date, and Buyer shall be responsible for any Taxes relating to taxable periods, or portions thereof, beginning on or after the Closing Date. Any refund or rebate of Taxes resulting from a tax protest, challenge or appeal (an “Appeal”) for a tax year ending prior to the Closing Date shall belong to Seller, whether received before or after Closing, and Seller shall have the sole authority to prosecute such Appeals. Any refund or rebate of Taxes, less a proportionate share of reasonable costs incurred in connection therewith, resulting from an Appeal for the tax year in which the Closing Date occurs shall be prorated between the parties in the same manner as prescribed above, whether received before or after Closing, and Seller shall have the sole authority to prosecute any such Appeal prior to the Closing Date and after the Closing Date, Buyer shall have the exclusive right to commence, continue and settle any Appeal to contest any Taxes for any taxable period which include the Closing Date.

(b)    Rents. All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. At Closing, Seller shall deliver to Buyer a schedule of delinquent rent. Until the date that is six (6) months after the Closing Date, Buyer shall include such delinquencies (or unpaid amounts) in its normal billing and shall pursue the collection thereof in good faith (but Buyer shall not be required to litigate or declare a default under any Lease or pursue any other action or remedy in connection with the recovery from tenants of such delinquencies or other unpaid amounts). To the extent Buyer receives payment of rent on or after the Closing Date, such payment shall be applied first toward the rent (or other tenant charge) for the month in which the Closing occurs, then to the rent owed to Buyer in connection with the applicable Lease, and then to any delinquent rents owed to Seller, with Seller’s share thereof being promptly delivered to Seller. Subject to the foregoing, Buyer may not waive any delinquent (or unpaid) rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent. In no event shall Seller be entitled to sue or otherwise seek to pursue any remedy for damages against any tenant under any non-terminated Lease owing delinquent rents and any other amounts to Seller (including, without limitation, seek to terminate any Lease or any tenant’s right to possession). Buyer shall reasonably cooperate with Seller, at no material out-of-pocket cost to Buyer, in any collection efforts hereunder. With respect to delinquent or other uncollected rents and any other amounts or other rights of any kind respecting tenants whose lease has been terminated or expired and who are no longer tenants of the Property as of the Closing Date, Seller shall retain all of the rights and obligations relating thereto.

(c)    Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing shall be prorated. Seller shall endeavor to obtain, or cause to be obtained, meter readings on a date not more than two (2) business days before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall cause Property Owner to pay at Closing the bills therefor for the period to the day preceding the Closing, and Buyer shall cause Property Owner to pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Buyer will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Buyer shall be charged its portion of such payment at Closing. Recoveries from the reimbursement of utility expenses collected by Buyer or Seller (or a third-party service provider) shall be prorated based upon, and shall relate back to, the months in which the billed expenses were incurred.

(d)    Fees and Charges under Service Contracts, Licenses and Permits. Fees and charges under the Service Contracts to be retained by Property Owner as provided herein, licenses and permits, on the basis of the periods to which such Service Contracts, licenses and permits relate shall be prorated.

6.2.    Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under Paragraph 6.1, including Taxes, then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made for any such invoices or bills that are then available within ninety (90) days following Closing, but in all events within 10 months after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership of the Interests. Payments in connection with the final adjustment shall be due within 30 days of written notice.

6.3.    Rental-Ready. Seller, at Seller’s sole expense, shall cause, or shall cause the Property Owner to cause, all unoccupied apartment units located in the Property vacant for more than five (5) days prior to Closing to be placed in a rental-ready condition on or before the Closing Date, in accordance with the Property Owner’s or Sellers’ past operating procedures; failing which, Buyer shall receive a credit against the Purchase Price at Closing in amount equal to $500.00 for each such unit which is not in rental-ready condition on the Closing Date. No earlier than five (5) business days prior to Closing and no later than two (2) business days prior to Closing, Seller and Buyer shall conduct a walk-through of the Property. At such time, the parties shall agree as to the status and number of units which are not rental-ready and shall determine the above credit based upon the number of units that are not rental-ready.

6.4.    Tenant Deposits. All refundable tenant security deposits in Property Owner’s possession, as reflected on a final Rent Roll delivered to Buyer (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases, shall be credited to Buyer at Closing or placed in escrow if required by law. Buyer will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants to the extent such claims relate to periods accruing after the Closing Date arising out of the transfer or disposition of any security deposits credited to Buyer and will reimburse Seller for any reasonable expenses (including all reasonable attorneys’ fees) incurred or that may be incurred by Seller as a result of any such claims or demands by tenants.

6.5.    Utility Deposits. Seller shall not be credited at Closing the amount of any deposits made with utility companies in respect of the Property, if any, unless such deposits (i) are not refunded to Seller in connection with the Closing, and (ii) continue to run to the benefit of Property Owner following the Closing Date.

6.6.    Sale Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, if any Claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such Claim based upon any statement, representation or agreement of the indemnifying party.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1.    Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer that as of the date hereof and as of the Closing Date (unless otherwise expressly provided herein):

(a)    Organization and Authority. Seller is duly organized and validly existing as a Delaware limited liability company and is in good standing in the State of Delaware. Seller has the full corporate authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application or equitable principles affecting the rights and remedies of creditors. To Seller’s knowledge, no approval or consent of any governmental, administrative or regulatory body or any other person or entity (including, without limitation, any tenant under any Lease demising space at the Property) is required for the execution, delivery or performance by Seller of this Agreement, or any related documents or instruments, to which Seller is a party.

(b)    Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is no action, administrative proceeding, suit, claim, litigation, investigation or other legal proceeding pending or, to Seller’s knowledge, threatened in writing against the Interests, the Property Owner or the Property, including condemnation proceedings, or against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement, and there are currently no remediation activities being conducted or in process on or in connection with the Property.

(c)    Rent Roll and Operating Statements. To Seller’s knowledge, the Rent Roll provided or to be provided to Buyer is or will be true, correct and complete in all material respects as of the date thereof. The Operating Statements were prepared by or for Seller or Property Owner in the ordinary course of its business and are the Operating Statements used and relied upon by Seller and Property Owner in connection with Property Owner’s operation of the Property. Other than as provided as part of the Property Information or set forth in the Rent Roll, to Seller’s knowledge, there are no leases, licenses or other rights of occupancy with respect to the Property to which Property Owner is a party. Seller has received no written notice from a tenant under its Lease of a material default by Property Owner under such tenant’s Lease.

(d)    Service Contracts. The list of Service Contracts delivered or to be delivered to Buyer pursuant to this Agreement is or will be true, correct, and complete in all material respects as of the date of its delivery. Neither Property Owner nor, to Seller’s knowledge, any other party is in material default under any Service Contract.

(e)    Books and Records. All books, records and other information prepared by Property Owner or its property manager and provided to Buyer by Seller were prepared by or for Seller or Property Owner in the ordinary course of its business and are the same books, records and other information used and relied upon by Seller and Property Owner in Property Owner’s operation of the Property.

(f)    Violations. To Seller’s knowledge, neither Seller nor Property Owner has received written notice from any governmental entity of any violation of any law, rule or regulation affecting the Property or its use including any environmental law or regulation, nor any written notice that the Property is in violation of any applicable building or zoning code or ordinance, except for any such matters which may have been previously cured by Seller or Property Owner, or from any insurance company, board of fire underwriters (or any organization exercising functions similar thereto) requiring or requesting the repair, alteration or correction of any existing condition on the Property. To Seller’s Knowledge, there are no pending changes to the zoning classification, or any plan, study or effort by any governmental authority or agency which in any way may or could materially impair the continued use and operation of the Property as currently used and operated. To Seller’s knowledge, all material required governmental permits, approvals, and certificates of occupancy have been obtained for the operation of the Property, the Property is operating according to its intended purpose, and the Property is properly zoned for its current use and it is not in material violation thereof.

(g)    FIRPTA. Seller is not a foreign person within the meaning of Section 1445 of the Code as hereinafter defined).

(h)    Entity Representations.

(i)    Seller is the sole owner of the Interests, and, at the Closing, Seller shall have transferred good title to such Interests to Buyer be free and clear of any liens, charges, claims, pledges, or encumbrances of any third party (collectively, “Liens”).

(ii)    Seller has or will deliver to Buyer a true and complete copy of the Limited Company Operating Agreement of the Property Owner in effect as of Closing Date (the “Property Owner Operating Agreement”).

(iii)    As of the Closing Date: (A) Property Owner will have filed, or caused to be filed, all tax returns required to be filed by it under applicable law; (B) all taxes required by applicable law to be paid by Property Owner will have been timely paid in full as and when due and payable; (C) there will be no liens with respect to unpaid taxes (other than for current taxes not yet delinquent) upon the Interests or the assets of the Property Owner; (D) all taxes required by applicable law to be withheld, collected or deposited by Property Owner will have been timely withheld, collected or deposited; and (E) the Property Owner has not (i) waived any statute of limitations in respect of taxes or (ii) agreed to any extension of time with respect to any tax assessment or deficiency, and the Property Owner has not received any request from a governmental authority to take any such action (which request is still pending). As of the date of this Agreement, Property Owner is not under audit, examination or proceeding by any governmental authority with respect to any taxes, and there are no claims or proceedings proposed or threatened in writing against Property Owner with respect to any taxes, and no assessment, deficiency or adjustment in respect of any taxes has been asserted by any governmental authority against the Property Owner that has not been finally resolved and satisfied. Property Owner is and at all times has been treated as a disregarded entity for federal and state income tax purposes, and no election has been made under the “check-the-box” regulations to treat the Property Owner as an association taxable as a corporation.

(iv)    Except for the matters set forth on Exhibit D hereto, the year-end operating statements, balance sheets and other financial statements heretofore provided or made available to Buyer by Seller are the year-end operating statements, balance sheets and other financial statements that Seller uses for its own account with respect to Property Owner for the 2019 calendar year and 2020 year to date (the “Financial Statements”). Except for the matters set forth on Exhibit D hereto, to Seller’s knowledge, the Financial Statements reflect all of Property Owner’s material liabilities (whether absolute, accrued, contingent or otherwise) as of the date thereof. As of the Closing Date, Property Owner has not incurred any new material liabilities (other than those liabilities incurred under Service Contracts in the ordinary course of business) since the date of the Financial Statements delivered to Buyer hereunder.

(v)    As of the Closing Date, Property Owner will be duly organized and validly existing and in good standing under the laws of the State of Delaware, and qualified to do business in the State of Massachusetts.

(vi)    Since the date of its formation, Property Owner has not had, and will not have had, any employees.

(vii)    Since the date of formation of Property Owner, Seller has not approved of, or consented to, or caused, the acquisition by Property Owner of any material assets other than the Property and property incidental to the ownership, use, maintenance and operation thereof; and to Seller’s knowledge, Property Owner has never engaged in any business or activities other than the acquisition, ownership, maintenance, financing and/or operation of the Property and activities incidental thereto.

(viii)    Property Owner (a) is not party to any agreements with, and (b) does not have any liabilities to, in each case, any affiliate of Seller which will in each case remain in effect and be binding on Property Owner from and after the Closing.

(ix)    To Seller’s knowledge, the representations and warranties set forth on Exhibit F are true and correct in all material respects.

The representations and warranties of Seller contained in Paragraph 7.1(a), and 7.1(h)(i) shall be referred to herein as the “Fundamental Representations”. The representations and warranties of Seller contained in Paragraph 7.1(h)(ii), (iii), (iv), and (vii), shall be referred to herein as the “Entity Representations”.

(i)    Patriot Act. Seller is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(j)    OFAC. Neither (i) Seller, any Affiliate of Seller nor any Person controlled by Seller; nor (ii) to the best of Seller’s knowledge, after making due inquiry, any Person who owns a controlling interest in or otherwise controls Seller; nor (iii) to the best of Seller’s knowledge, after making due inquiry, if Seller is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Seller; nor (iv) any Person for whom Seller is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC. For purposes of this Paragraph 7.1(i) and Paragraph 7.2(e), “Affiliate” means, with respect to a particular Person, any other Person who is Controlled by, under common Control with, or in Control of, such particular Person; “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and “Person” means any individual, company, trust or other legal entity of any kind whatsoever, or other organization, whether or not a legal entity.

(k)    Senior Foreign Political Figure. Unless disclosed in writing to Buyer on the date hereof, Seller is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, Seller is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and, to the best of Seller’s knowledge, after making due inquiry, none of the direct or indirect owners of 10% or more of Seller (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. For purposes of this Paragraph 7.1(k) and Paragraph 7.2(f), “Senior Foreign Political Figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation, and includes any corporation, business or other entity that has been formed by, or for the benefit of, a such senior official or executive; “Immediate Family Member” of a Senior Foreign Political Figure typically includes the Senior Foreign Political Figure’s parents, siblings, spouse, children and in-laws; and “Close Associate” of a Senior Foreign Political Figure means a person who is widely and publicly known to maintain an unusually close relationship with Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

(l)    Seller has delivered true and correct copies of all reports and other documentation in Seller’s possession or control with respect to Property Owner’s obligations under Chapter 40B Affordable Housing, including, but not limited to, MassHousing Rental and Income Qualification Sheet and MassHousing Compliance Reports.

(m)    Property Information. All items comprising the Property Information delivered by or on behalf of Seller to Buyer, or made available by Seller to Buyer for review, are to Seller’s knowledge, the complete and unaltered copies, in all material respects, of such items comprising the Property Information in Seller’s possession or control.

“Seller’s knowledge”, as used in this Agreement, means the current actual knowledge of Paul Wasserman and James Duncan, without any duty of inquiry or investigation, being the individuals most familiar with the matters contained in this Section 7.1.

7.2.    Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that:

(a)    Organization and Authority. Buyer has been duly organized and is validly existing as a limited liability company, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b)    Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(c)    Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(d)    Patriot Act. Buyer is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the BSA, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the Patriot Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(e)    OFAC. Neither (i) Buyer, any Affiliate of Buyer nor any Person controlled by Buyer; nor (ii) to the best of Buyer’s knowledge, after making due inquiry, any Person who owns a controlling interest in or otherwise controls Buyer; nor (iii) to the best of Buyer’s knowledge, after making due inquiry, if Buyer is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Buyer; nor (iv) any Person for whom Buyer is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(f)    Senior Foreign Political Figure. Unless disclosed in writing to Seller on the date hereof, Buyer is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, Buyer is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a

Close Associate of a Senior Foreign Political Figure, and, to the best of Buyer’s knowledge, after making due inquiry, none of the direct or indirect owners of 10% or more of Buyer (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

“Buyer’s knowledge,” as used in this Agreement means the current actual knowledge of Gregg Christensen (“Buyer’s Knowledge Party”; each of Buyer’s Knowledge Party and Seller’s Knowledge Party is sometimes referred to herein as a “Knowledge Party”), without any duty of inquiry or investigation.

ARTICLE 8: DEFAULT AND DAMAGES

8.1.    Default by Buyer. If Buyer shall be in breach of any of its obligations hereunder and such breach shall remain uncured for a period of three (3) business days following written notice thereof by Seller (other than a breach under Paragraph 1.3 and Paragraph 5.4 hereof or otherwise a default to close hereunder on the Closing Date, with respect to which no such notice and cure period shall apply), Buyer agrees that Seller shall have the right to terminate this Agreement and to have the Title Company deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Buyer and Seller agree that it would be impracticable or extremely difficult to affix damages if Buyer so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Buyer defaults in its obligation to close hereunder, Seller waiving all other rights and remedies, other than for its rights to indemnification pursuant to Paragraph 2.3.

8.2.    Default by Seller. If Seller shall be in breach of any of its obligations hereunder and such breach shall remain uncured for a period of three (3) business days following written notice thereof by Buyer (other than a breach under Paragraph 5.3 and Paragraph 6.6 hereof or otherwise a default to close hereunder on the Closing Date, with respect to which no such notice and cure period shall apply), Buyer’s sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by the Title Company to Buyer of the Earnest Money and reimbursement by Seller of its actual, documented out-of-pocket costs in connection with the transactions contemplated hereby (inclusive of any non-refundable deposits paid by Buyer to any third party for due diligence inspections or investigations and any non-refundable financing or rate lock deposit paid by Buyer to obtain financing for the acquisition of the Property), not to exceed, in any event, $125,000.00, (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 60 days of Seller’s default, to the extent permitted by law, Buyer waiving the right to bring suit at any later date or (c) if specific performance is not available or attainable solely as a result of Seller’s conveyance of the Interests or the Property or conveyance of a superior right to purchase the Interests or the Property to any person other than Buyer on or before the Closing Date, then Seller shall be liable to Buyer for actual damages (but not consequential , special, exemplary or punitive damages) caused by such action as Buyer’s sole and exclusive remedy. Buyer agrees not to file a lis pendens or other similar notice against the Interests, the Property, or any portion thereof, in any event, and the filing of this provision shall be deemed sufficient evidence in any court of competent jurisdiction to cause any such notice to be promptly and permanently removed of record from the Interests and/or Property. Buyer shall indemnify and hold Seller harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred as a result of Buyer’s breach of this Paragraph 8.2.

ARTICLE 9: EARNEST MONEY PROVISIONS

9.1.    Investment and Use of Funds. The Title Company shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Buyer, shall not commingle the Earnest Money with any funds of the Title Company or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

9.2.    Contract Terminations. Upon a termination of this Agreement pursuant to the terms of the Agreement, either party to this Agreement (the “Terminating Party”) may give written notice to the Title Company and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five (5) business days in which to object in writing to the release of the Earnest

Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Title Company shall retain the Earnest Money until it receives written instructions executed by both Seller and Buyer as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such instructions, order, decree or judgment.

9.3.    Interpleader. Seller and Buyer mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Title Company directing the Earnest Money’s disposition, the Title Company shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Title Company’s option, the Title Company may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Title Company may recover all of its court costs and reasonable attorneys’ fees. Seller or Buyer, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Title Company, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

9.4.    Liability of Title Company. The parties acknowledge that the Title Company is acting solely as a stakeholder at their request and for their convenience, that the Title Company shall not be deemed to be the agent of either of the parties, and that the Title Company shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its grossly negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Title Company’s mistake of law respecting the Title Company’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Title Company harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Title Company’s duties hereunder, except with respect to actions or omissions taken or made by the Title Company in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of the Title Company.

9.5.    Release of Earnest Money for Failure to Close. Notwithstanding anything contained herein to the contrary, in the event that Buyer fails to close under this Agreement on the Closing Date, and such failure to close is for any reason other than Seller’s default under this Agreement, then the Earnest Money shall be released to Seller on the business day immediately following the on which the Closing Date would have occurred.

ARTICLE 10: MISCELLANEOUS

10.1.    Parties Bound. Except for an assignment pursuant to Paragraph 10.17, neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. No assignment permitted under this Agreement shall relieve the assigning party of any liability hereunder, whether arising before or after the date of such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

At Closing, Buyer shall be permitted to assign this Agreement, the Earnest Money, and the rights of “Buyer” in connection therewith, to a Buyer’s Affiliate without the prior written consent of Seller, provided that Buyer delivers written notice of its intent to do so at least 5 business days prior to the Closing Date. “Buyer’s Affiliate” means (a) any entity that directly or indirectly controls, is controlled by or is under common control with Buyer, and (b) any entity at least a majority of whose economic interest is owned by Buyer; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

10.2.    Confidentiality. Neither Buyer nor Seller shall make any disclosure or public announcement of the existence of this Agreement, the identity of the parties hereto, the terms hereof or any other information related to this Agreement to outside brokers or third parties, before or for a period of two (2) years after the Closing, without the prior written consent of the other, and shall keep all of such information in strict confidence, except as to any investors and potential investors in privately placed debt and equity offerings of securities of Buyer or any affiliate of Buyer under Section 4(a)(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder, or as otherwise required by applicable law or regulation, or in connection with any filings or disclosures required by the Securities and Exchange Commission. Buyer shall not record this Agreement or any memorandum of this Agreement.

10.3.    Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.4.    Exhibits and Schedules. All exhibits and schedules annexed hereto are a part of this Agreement for all purposes.

10.5.    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.6.    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

10.7.    Limitations. Unless otherwise expressly stated in this Agreement (including under this Paragraph 10.7), each of the covenants, obligations, representations, and agreements contained in this Agreement shall not survive the Closing and the execution and delivery of the Assignment required hereunder, or any earlier termination of this Agreement; provided, that (i) each of the representations and warranties contained in Paragraphs 7.1 and 7.2 shall survive the Closing for a period of nine (9) months immediately following the Closing Date, and (ii) the indemnification provisions provided in this Agreement in respect of either party hereto shall survive the termination of this Agreement or the Closing, whichever occurs, through the expiration of the applicable statute of repose. Notwithstanding the remaining provisions of this Paragraph 10.7, (x) the Fundamental Representations shall survive the Closing (but not the termination of this Agreement), and shall not be merged, for a period of five (5) years immediately following the Closing Date plus thirty (30) days (the “Fundamental Survival Period”), and (y) the Entity Representations shall survive the Closing (but not the termination of this Agreement), and shall not be merged, for a period of twenty four (24) months immediately following the Closing Date (the “Entity Survival Period”). As conditions precedent of the Buyer’s right to make any claim against Seller on account of any breach of any representations or warranties set forth in Paragraph 7.1, Buyer must (a) provide written notice of such breach of a representation or warranty (any notice to such effect must, in order to qualify as such for purposes of this Agreement, set forth specifically the representation or warranty allegedly breached and a reasonably detailed description of the alleged breach) within nine (9) months after Closing (or, with respect to breaches of Fundamental Representations or Entity Representations, within the Fundamental Survival Period or the Entity Survival Period, respectively) or Buyer shall be deemed to have waived any and all claims and rights to sue Seller for damages for such breach of representation and or warranty by Seller, and (b) upon timely written notice, Buyer must commence an action against Seller with respect to any such claims prior to the expiration of a 3-month period following delivery of such notice. To the fullest extent permitted by law, the foregoing shall constitute the express intent of the parties to shorten the period of limitations for bringing claims on account of Seller’s breach of its representations and warranties contained in Paragraph 7.1 if a longer period would otherwise be permitted by applicable law. Furthermore, no claim against Seller on account of any breach of any representations or warranties set forth in Paragraph 7.1 may be brought against Seller unless the amount of all such claims exceeds $75,000.00 in the aggregate, and Seller’s liability for all such claims, in the aggregate, shall be capped at $1,560,000.00 which sum shall be Seller’s sole liability; provided, that the foregoing deductible and cap shall not apply to any claim based on (i) a breach of a Fundamental Representation, (ii) a breach of an Entity Representation, or (iii) any intentional or willful misrepresentations, fraud or willful misconduct. Notwithstanding the foregoing, Seller’s liability for any breach of (a) the Fundamental Representations shall in no event exceed $104,000,000.00, and (b) the Entity Representations shall in no event exceed an amount equal to twenty percent (20%) of an amount equal to the portion of the Purchase Price actually received by Seller. In no event shall Seller be liable for consequential, punitive or exemplary damages. Buyer agrees that no present or future direct or indirect partner, member, manager, officer, director, shareholder, beneficial owner, affiliate, control person, agent or employee of Seller (the “Constituents”) shall have any personal liability, directly or indirectly, for any of Seller’s obligations hereunder, and recourse (whether by piercing the corporate veil or otherwise) shall not be had against any such Constituents, under or in connection with this Agreement, any documents executed and delivered by Seller at Closing or the transactions contemplated by this Agreement, and Buyer hereby waives and releases any and all such personal liability and recourse. Any judgment in any action or proceeding against any Seller shall be enforceable against such Seller only to the extent of such Seller’s interest in the portion of the Purchase Price actually received by such Seller. The provisions of this Paragraph 10.7 shall survive the Closing, and any earlier termination of this Agreement.

10.8.    No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, whether by decree or otherwise.

10.9.    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Buyer, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.10.    Time. Time is of the essence in the performance of this Agreement.

10.11.    Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith. The term “prevailing party” is defined to mean the party who obtains a determination of wrongful conduct by the other party regardless of whether actual damages are awarded.

10.12.    Notices and Deliveries. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered 1 business day after deposit with such courier, (b) sent by e-mail, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon the sending of such e-mail notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by e-mail or personal delivery and delivered after 5:00 p.m. local time where the Property is located shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to Buyer shall be deemed given by Buyer; notices given by counsel to Seller shall be deemed given by Seller; and notices given to a party’s counsel shall be deemed given to the party.

10.13.    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.14.    Business Days; Calculation of Time Periods. “Business Day” (or “business day”) means, as to any party, any day that is not a Saturday, Sunday or legal holiday for national banks in the location where the Property is located. If the last day of any time period hereunder, or the last day of performance of any obligation, or for the giving of notice, or for taking any other action falls on a day that is not a Business Day, then such last day shall be extended to the first day thereafter that is a Business Day, and any such day shall be deemed to end at 5:00 p.m. local time where the Property is located. Subject to the foregoing, in computing any time period described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included.

10.15.    Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in such proceeding and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of the indemnitee to deliver written notice to the indemnitor within a reasonable time after the indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any other liability that it may have to any indemnitee. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

10.16.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by e-mail counterparts of the signature pages.

10.17.    Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with §1031 of the Code.

10.18.    Buyer has informed Seller that Buyer is required by law to complete with respect to certain matters relating to the Property an audit pursuant to Rule 3-14 of Securities and Exchange Commission Regulation S-X (the “Audit”), of the income statements of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the “Audit Period”). In connection with the Audit, Seller shall, within 10 business days following the Effective Date, use commercially reasonable efforts to provide or otherwise make available to Buyer the documents which are necessary to conduct the Audit, to the extent in existence and in Seller’s possession. Following the Closing Date and for a period of up to one (1) year following the Closing Date, Seller shall reasonably cooperate (at no cost or liability of any kind to Seller) with Buyer’s auditor in the conduct of the Audit. Without limiting the foregoing, (a) Buyer or its designated independent or other auditor may audit the operating statements of the Property, at Buyer’s expense and, upon Buyer’s reasonable prior written request, Seller shall allow Buyer’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Audit Period as necessary to conduct the Audit; and (b) Seller shall use reasonable efforts to provide to Buyer such existing financial information as may be reasonably required by Buyer and required for Buyer’s auditors to conduct the Audit, provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Sellers accountants or the applicable property or asset manager, at no cost or liability of any kind to any of such parties, and in the format the Seller has maintained such information.

10.19.    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.20.    Limitation of Liability. No partner, member, manager, officer, director, shareholder, beneficial owner, agent or employee of Seller or any affiliate thereof shall be personally liable for any obligation of Seller hereunder.

10.21.    Indivisible Economic Package. Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Interests, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Interests, subject to and in accordance with the terms and conditions hereof. Any termination of this Agreement shall operate to terminate this Agreement as to all of the Interests simultaneously.

10.22.    Publicity. Seller, on the one hand, and Buyer, on the other hand, shall agree on the form and content of any press release or other public statement regarding the transactions contemplated hereby, if any, and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and negotiate in good faith to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable law, provided that neither party hereto may unreasonably withhold its consent to a proposed release or other public statement regarding the transactions contemplated hereby so long as the nature of such release or statement, as applicable, does not reveal non-public information that is not otherwise the subject of a disclosure made by a party hereto pursuant to applicable law.

[Signature Page Follows]

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

KRE JAG ONE UPLAND VENTURE LLC

AND

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

KRE JAG ONE UPLAND VENTURE LLC, a Delaware limited liability company

By:	/s/ Michael Friedland
Name:	Michael Friedland
Title:	Vice President

“Seller”

[Signatures continue on the following page]

CC ONE UPLAND, LLC, a Delaware limited liability company

By:	COTTONWOOD COMMUNITIES O.P., LP, a Delaware limited partnership, its Sole Member

	By:	Cottonwood Communities, Inc., a Maryland corporation, its General Partner

		By:	/s/ Gregg Christensen
		Name:	Gregg Christensen
		Title:	Chief Legal Officer

“Buyer”

[Signature page to Membership Purchase and Sale Agreement]

Title Company has executed this Agreement in order to confirm that the Title Company has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 9.

OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Erin Parker
Name:	Erin Parker
Title:	First Vice President

“Title Company”

[Signatures end.]

[Signature page to Membership Purchase and Sale Agreement]

EXHIBIT A

LEGAL DESCRIPTION

Parcel One

That certain parcel of land in Norwood, Norfolk County, Massachusetts shown as Lot 4A on a plan entitled “Campanelli Thorndike Norwood LLC, Lot 4A - Upland Woods Lower Road, Norwood, MA” prepared by Kelly Engineering Group, Inc. dated October 10, 2014 recorded with the Norfolk County Registry of Deeds in Plan Book 635, Page 22.

Parcel Two

Together with the benefits of the Access Easement for Use of Common Areas and other easements set forth in Paragraph 8 of the Park Covenants and Maintenance Agreement by and between CFRI/CQ Norwood

Upland, L.L.C. and Upland Woods Management LLC dated February 10, 2005 recorded in Book 22094, Page

439 and filed as Document No. 1055346, as amended by First Amendment to Park Covenants and

Maintenance Agreement dated September 22, 2017 and recorded October 26, 2017 in Book 35548, Page

179.

Parcel Three

Together with the benefit of the Utility and Sewer Easement Agreement dated as of November 14, 2014 by and between CFRI/CQ Norwood Upland L.L.C. and Campanelli Thorndike Norwood LLC recorded in Book

32699 Page 206 as amended by Amendment to Utility and Sewer Easement Agreement between

Campanelli-Trigate Norwood Upland, L.L.C. and Campanelli Thorndike Norwood LLC dated as of June

29, 2017 recorded June 30, 2017 in Book 35240 Page 176.

A-1

EXHIBIT B

DUE DILIGENCE REPORTS

Reports	Preferred Format
Financials

Current Balance Sheet	Excel

Current Rent Roll with Lease Charges	Excel

Unit Directory	Excel

Market Rent Schedule by Unit Type	Excel

Two Years of Operating Statements	Excel

T-12 Operating Statement	Excel

Payroll Schedule

A/P Aging Schedule

A/R Aging Schedule including a Prepaid Report

Utility Bills (3-6 months) Including Phone, Internet and Cable

Rent Collections Ledger

Concession Schedule

Other Income Schedules (including parking, gardens, etc.)

Occupancy History (since leaseup)

Capex History (material capex projects during Seller’s ownership period only; provided, however, that Seller shall reasonably cooperate to provide additional information reasonably requested by Buyer)

Real Estate Tax Bills (2 years)

3rd Party Reports

Alta Survey

Termite Inspection Report

Title Policy Phase I

Unrecorded Title Docs

Elevator work order history and copy of the last years inspections

KKR EIFS Siding Letter 2019, 2018

Other Documents

Market Survey

List of 40B Units and 2019 Mass Housing Rent and Income Qualification Sheet

Copy of last Mass Housing Compliance Report

List of how 40b utilities are calculated and contract for Compliance Company Used

HOA Agreement or Contracts and Fee’s (2019 and 2020)

Leasing Status Report/Box Score Summary

Insurance Certificate

Insurance Claims (loss run)

Property Damage Incident Reports

Building Plans

Service Contracts

Licenses, Permits, Approvals

Vendor List with Addresses

List of Personal Property (Office, Amenities, Maintenance)

Site Plan/Survey

List of Pending Litigation

Residential Lease

Residential Security Deposits Report

Certificates of Occupancy

Current Pricing Sheet

Copies of existing Warranties

Existing Termite Bond

Floor Plans

Copies of any notices of violations of any federal, state, municipal or other health, fire, building, zoning, safety, environmental protection or other applicable codes, laws, rules, regulations or ordinances relating or applying to the Property within the past 2 years.

List of all litigation pending against the Property Manager, Property, Seller or as of the Effective Date.

Site Map

Amenity Rent Analysis

Lease Expiration Report Next 12 Months

Rentable Items Report

Demographic Report

Report Showing % of Students and Corporate Units

Maintenance Work Order Summary 2019

Certificate of Compliance on the Storm Water System

Current Internet Provider Current Telephone Provider, Make, and Model of all Phones

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION OF INTERESTS

ASSIGNMENT AND ASSUMPTION OF INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF INTERESTS (this “Assignment”) is made and entered into as of                      by and between KRE JAG ONE UPLAND VENTURE LLC, a Delaware limited liability company (“Assignor”) to                      (“Assignee”) pursuant to that certain Membership Interest Purchase and Sale Agreement (the “Purchase Agreement”), dated as of                      between Assignor, and Assignee.

WHEREAS, Assignor is a member of, and owns 100% of the membership interests (the “Interests”) in, KRE JAG ONE UPLAND OWNER LLC, a Delaware limited liability company (“Property Owner”);

WHEREAS, Assignor desires to transfer 100% of its right, title and interest in and to the Interests to Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.    Representation. Assignor hereby represents and warrants to Assignee that the recitals hereto are true, correct and complete.

2.    Assignment. Assignor hereby sells, conveys, assigns and transfers all of its right, title and interest in and to the Interests owned by it to the Assignee, to have and to hold such Interests unto Assignee, and the legal representatives, successors and assigns of Assignee, forever. Assignor hereby agrees to indemnify, defend and hold Assignee harmless against all Claims (as defined in the Purchase Agreement) arising out of, or in connection with, the Interests to the extent accruing during periods on or before the date hereof.

3.    Assumption. Assignee hereby accepts the assignment of the Interests and hereby assumes and agrees to perform and observe all liabilities and obligations of the Assignor in connection with the Interests arising or accruing from and after the date hereof. Assignee hereby agrees to indemnify, defend and hold Assignor harmless against all Claims arising out of, or in connection with, the Interests to the extent accruing during periods following the date hereof.

4.    Substitution as Member. Upon execution and delivery of this Assignment, Assignor shall have withdrawn as a member of Property Owner and Assignee shall thereafter be admitted as a substituted member of Property Owner.

5.    Governing Law. This Assignment shall be construed in accordance with, and be governed by, the internal laws of the State of Delaware.

6.    Counterparts. This Assignment may be executed in counterparts, including electronic counterparts, each of which will be deemed to be an original and all of which are one and the same assignment, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Assignment by electronic transmission shall be effective delivery of a manually executed counterpart of this Assignment.

7.    Further Assurances. Assignor agrees to cooperate at all times from and after the date hereof with respect to the supplying of any information reasonably requested by Assignee regarding any of the matters described in this Assignment, and Assignor agrees to execute such other instruments or documents as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the transactions described herein.

8.    Conflicts. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall govern. For the avoidance of doubt, nothing contained in this Assignment shall in any way supersede, modify, replace, amend, rescind, waive, narrow or broaden any provision set forth in the Purchase Agreement or any of the rights, remedies or obligations arising therefrom.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(Signatures appear on following page)

IN WITNESS WHEREOF, Assignor and Assignee caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR:

KRE JAG ONE UPLAND VENTURE LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

[ ]

By:
Name:
Its:

EXHIBIT D

DISCLOSURES

None.

D-1

EXHIBIT E

FORM OF NON-IMPUTATION AFFIDAVIT

Old Republic National Title Insurance Co. Policy No.:

NON-IMPUTATION ENDORSEMENT INDEMNITY AGREEMENT

WHEREAS, Old Republic National Title Insurance Company, is about to issue its title insurance policy in connection with Commitment Number [                    ], hereinafter referred to as “Title Insurance Policy”, in respect of [                    ] (the “Property”);

WHEREAS, this Non-Imputation Endorsement Indemnity Agreement (this “Agreement”) is duly authorized by each of (i) [                    ], (ii) [                    ], and (iii) [                    ] (the “Members”).

WHEREAS, the Members are members of [                    ] (the “Company”), and the Company is the sole member of [                    ], a Delaware limited liability company (“Owner”).

WHEREAS, Old Republic National Title Insurance Company (“Underwriter”) has been requested to issue the Title Insurance Policy and, in connection therewith has been requested to include that certain Non-Imputation Endorsement, the form of which is attached hereto as Exhibit “A” (the “Endorsement”) as part of the Title Insurance Policy for the purpose of assuring Owner that, notwithstanding the terms of the Conditions and Stipulations or the Exclusions from Coverage in the Title Insurance Policy to the contrary, in the event of loss or damage insured against under the Title Insurance Policy, Underwriter will not deny liability under the Title Insurance Policy solely on the grounds that Owner had knowledge of any matter being imputed to it through the Members.

AND WHEREAS, Underwriter would refrain from issuing the Endorsements to the Title Insurance Policies in the absence of the representation, agreements and undertakings contained herein.

NOW THEREFORE, the undersigned, to his/their actual knowledge, after having made a reasonable inquiry of the (i) books and records and (ii) officers of Owner who, to his knowledge, have had substantial contact with any transaction or negotiation involving the Property, as material inducement to Underwriter to issue the Title Insurance Policy with the Endorsement, represent and warrant that neither the Members on behalf of Owner nor Owner (acting through any other person) have (or caused to be) executed or delivered any deed, land contract, lease (other than space leases with tenants shown on the rent roll described in the Title Affidavit or any documents associated with the garage lease), option to purchase, mortgage, deed of trust, confessed to any judgment, or executed any other agreement or other instrument to voluntarily create any lien upon, encumbrance upon, direct transfer of interest of the Property, or constructive trust in the Property or suffered or acquiesced in any of the foregoing not disclosed in title commitment [                    ] (the “Commitment”) or that certain Title-Affidavit, executed by Owner as of the date hereof (the “Title Affidavit”) (“Title Matters”) nor do they have any actual knowledge of such Title Matters.

FURTHER, the Members, jointly and severally, for themselves, their heirs, personal representatives and assigns do hereby covenant and agree with Underwriter:

1.

To forever fully protect, defend and save Underwriter harmless from and against any and all actual, out-of-pocket loss, costs, damages (but excluding punitive, special, consequential and/or exemplary damages), reasonable attorney’s fees and out-of-pocket expenses of every kind and nature which it actually suffers, expends or incurs (“Losses”) under or by reason of, or in consequence of, the Endorsement to the Title Insurance Policy (i) on account of, or in

Non-Imputation Endorsement Indemnity Agreement

consequence of, or growing out of Title Matters created by the Members, or (ii) on account of the assertion or enforcement or attempted assertion or enforcement thereof or of any rights existing or hereafter arising of which may be claimed to exist under or by reason of, or in consequence of, or growing out of the Title Matters created by the Members (the matters referenced in clauses (i) and (ii) hereof, the “Indemnified Matters”); provided, however the term “Losses” shall not include any Losses that result from or arise in connection with the fraud, gross negligence, or willful misconduct of Chicago Title Insurance Company, its agents, affiliates, and/or co-insurers;

2.

To provide for the defense, at their own expense, on behalf and for the protection of Underwriter and parties protected under the Endorsement (but without prejudice to the right of Underwriter to defend if it so elects) in all litigation consisting of actions or proceedings based on the Indemnified Matters which may be asserted or attempted to be asserted, established or enforced in, to, upon, against or in respect to the Property or any part thereof, or interest therein; and/or

3.

To pay, discharge, satisfy or remove all or any of the Indemnified Matters, when called upon by Underwriter after thirty (30) days’ notice in writing and mailed to Members at the address set out below.

Nothing contained herein shall be construed so as to obligate the Underwriter to issue its Title Insurance Policy with the Endorsement in the form requested. However, should Underwriter issue the Title Insurance Policy, it will do so in reliance upon the undertakings of the Members and the issuance of the Title Insurance Policy with the Endorsement shall be the consideration for the above undertakings by the Members.

Underwriter shall have the right at any time hereafter, after written notice to the Members below and reasonable opportunity for the Members to cure, when it shall deem necessary, expedient, desirable or of interest to do so, in its/their sole discretion, to pay, discharge, satisfy or remove from the title to said Property all or any of the Indemnified Matters. The Members covenant and agree to pay Underwriter all amounts so expended for Losses incurred by the Underwriter. Notwithstanding anything to the contrary contained herein, none of the partners, shareholders, members, managers, officers, directors, trustees, agents or employees in or of any of the undersigned shall be personally liable in any manner or to any extent under or in connection with this Agreement whatsoever.

Notices to the Members shall be in writing addressed to them c/o [insert name and address] and sent by overnight courier service such as FedEx or UPS and deemed delivered and effective upon attempted delivery thereof (whether or not accepted).

Non-Imputation Endorsement Indemnity Agreement	Order No. [ ]

IN WITNESS WHEREOF, the Member(s) has/have executed this agreement this      day of             , 2020.

[NOTARY PAGE FOLLOWS]

Non-Imputation Endorsement Indemnity Agreement	Order No. [ ]

  A notary public or other officer completing this

  certificate verifies only the identity of the individual

  who signed the document to which this certificate is

  attached, and not the truthfulness, accuracy, or

  validity of that document.

STATE OF

COUNTY OF

SUBSCRIBED AND SWORN TO (or affirmed) before me on this

     day of             ,          by                      proved to me on the basis of

satisfactory evidence to be the person(s) who appeared before me.

Notary Signature:

EXHIBIT F

SPE PROVISIONS

Borrower Single Asset Status.

Until the indebtedness is fully paid, Borrower:

(1)    shall not acquire or lease any real property, personal property, or assets other than the Mortgaged Property;

(2)    shall not acquire, own, operate, or participate in any business other than the leasing, ownership, management, operation, and maintenance of the Mortgaged Property;

(3)    shall not commingle its assets or funds with those of any other Person, unless such assets or funds can easily be segregated and identified in the ordinary course of business from those of any other Person;

(4)    shall maintain its financial statements, accounting records, and other partnership, real estate investment trust, limited liability company, or corporate documents, as the case may be, separate from those of any other Person (unless Borrower’s assets are included in a consolidated financial statement prepared in accordance with generally accepted accounting principles);

(5)    shall have no material financial obligation under any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, or other agreement or instrument to which Borrower is a party or by which Borrower is otherwise bound, or to which the Mortgaged Property is subject or by which it is otherwise encumbered, other than:

(A)    unsecured trade payables incurred in the ordinary course of the operation of the Mortgaged Property (exclusive of amounts (i) to be paid out of the Replacement Reserve Account or Repairs Escrow Account, or (ii) for rehabilitation, restoration, repairs, or replacements of the Mortgaged Property or otherwise approved by Lender) so long as such trade payables (1) are not evidenced by a promissory note, (2) are payable within sixty (60) days of the date incurred, and (3) as of any date, do not exceed, in the aggregate, two percent (2%) of the original principal balance of the Mortgaged Loan; provided, however, that otherwise compliant outstanding trade payables may exceed two percent (2%) up to an aggregate amount of four percent (4%) of the original principal balance of the Mortgage Loan for a period (beginning on or after the Effective Date) not to exceed ninety (90) consecutive days;

(B)    if the Security Instrument grants a lien on a leasehold estate, Borrower’s obligation as lessee under the ground lease creating such leasehold estate; and

(C)    obligations under the Loan Documents and obligations secured by the Mortgaged Property to the extent permitted by the Loan Documents;

(6)    shall not assume, guaranty, or pledge its assets to secure the liabilities or obligations of any other Person (except in connection with the Mortgage Loan or other mortgage loans that have been paid in full or collaterally assigned to Lender, including in connection with any Consolidation, Extension and Modification Agreement or similar instrument) or hold out its credit as being available to satisfy the obligations of any other Person;

(7)    shall not make loans or advances to any other Person; or

(8)    shall not enter into, or become a party to, any transaction with any Borrower Affiliate, except in the ordinary course of business and on terms which are no more favorable to any such Borrower Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.